                                                                     EXHIBIT 2.2

                                                                  CONFORMED COPY


          STOCK OPTION AGREEMENT, dated as of the 20th day of January, 1999 (this "Agreement"), between NATIONSRENT, INC., a Delaware corporation
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("Issuer"), and  RENTAL SERVICE CORPORATION, a Delaware corporation (including
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any assigns permitted under Section 12 hereof, "Grantee").
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                                   RECITALS

          A.   The Merger Agreement.  Prior to the entry into this Agreement and
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prior to the grant of the Option (as defined in Section 1(a)), Issuer and
Grantee have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Grantee and Issuer intend to
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effect the Merger (as defined in the Merger Agreement).

          B.   The Stock Option Agreement.  As an inducement and condition to
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Grantee's willingness to enter into the Merger Agreement, and in consideration thereof, the board of directors of Issuer has approved the grant to Grantee of the Option pursuant to this Agreement and the acquisition of Common Stock (as defined below) by Grantee pursuant to this Agreement; provided, that such grant
                                                      --------
was expressly conditioned upon, and made to have no effect until after, execution and delivery by Issuer and Grantee of the Merger Agreement.

          C.   Capitalized Terms.  Capitalized terms used herein but not defined
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herein shall have the meanings ascribed to such terms in the Merger Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

          1.  The Option.  (a)  Issuer hereby grants to Grantee an
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unconditional, irrevocable option (the "Option") to purchase, subject to the
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terms hereof, up to 11,067,986 fully paid and nonassessable shares ("Option
                                                                     ------
Shares") of common stock, par value $.01 per share ("Common Stock"), of Issuer
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at a price per share in cash equal to $6.5625 (subject to adjustment in accordance with this Agreement, the "Option Price"); provided, however, that in
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no event shall the number of Option Shares exceed 19.9% of the capital stock entitled to vote generally for the election of directors of Issuer that is issued and outstanding at the
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time of exercise (without giving effect to the Option Shares issued or issuable under the Option) (the "Maximum Applicable Percentage"). The number of Option
                        -----------------------------
Shares purchasable upon exercise of the Option and the Option Price are subject to adjustment as set forth herein and subject to Section 20(b).

          (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the aggregate number of Option Shares purchasable upon exercise of the Option shall automatically be increased (without any further action on the part of Issuer or Grantee being necessary) so that, taking into consideration any such issuance, such aggregate number equals the Maximum Applicable Percentage.

          (c) The Option Price with respect to the Option Shares as to which Grantee may propose to exercise this Option pursuant to Section 2, or to request the repurchase of this Option by Issuer pursuant to Section 9 (in either case, the "Proposed Exercise Shares"), shall not be greater than, and shall be
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adjusted downward (but not to less than the par value of the Common Stock) to the extent necessary to be, the Maximum Option Share Price (as defined below). The "Maximum Option Share Price" with respect to any Proposed Exercise Shares
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shall be that price per share in cash at which the Option must be exercisable in order to result in a Total Profit (as defined in Section 20) to Grantee, determined as of the date of such proposal, of $5,000,000, assuming for such purpose that this Option were exercised on such date for all of the Option
Shares subject to this Option and assuming that all of such Option Shares were sold for cash at the closing market price on the New York Stock Exchange, Inc. (the "NYSE") for the Common Stock as of the close of business on the preceding
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trading day (less customary brokerage commissions).

          2.  Exercise; Closing.  (a)  Conditions to Exercise; Termination.
              -----------------        -----------------------------------
Grantee may exercise the Option, in whole but not in part (subject to the rights of Grantee under Section 20(a)), by giving a written notice thereof as provided in Section 2(d) within 180 days following the occurrence of a Triggering Event (as defined in Section 2(b)) unless prior to the giving of such notice the Effective Time (as defined in the Merger Agreement) shall have occurred. The Option shall terminate upon the earliest

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of (i) the occurrence of the Effective Time,(ii) the termination of the Merger
Agreement other than under circumstances which constitute (or upon satisfaction of the conditions to the obligation of Issuer to pay the NationsRent Termination Amount set forth in Section 8.5.2 would constitute) a Triggering Event under this Agreement, (iii) the occurrence of the date which is 180 days after termination of the Merger Agreement under circumstances which, if the conditions to the obligation of Issuer to pay the NationsRent Termination Amount set forth in Section 8.5.2 were satisfied, would constitute a Triggering Event under this Agreement, provided that no such Triggering Event resulting from the satisfaction of such conditions shall have occurred prior to or upon the occurrence of such date or (iv) an Option Order (as defined herein) with respect to all of the Option Shares becomes final and non-appealable.

          (b)  Triggering Event.  A "Triggering Event" shall have occurred if
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the Merger Agreement is terminated and Grantee becomes entitled to receive the
NationsRent Termination Amount pursuant to Section 8.5.2 of the Merger
Agreement.

          (c)  Notice of Triggering Event by Issuer.  Issuer shall notify
               ------------------------------------
Grantee promptly in writing of the occurrence of any Triggering Event and the number of shares of Common Stock issued and outstanding as of the date of such notice, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

          (d)  Notice of Exercise by Grantee.  If Grantee shall be entitled to
               -----------------------------
and wishes to exercise the Option, it shall send to Issuer a written notice (an "Exercise Notice" and the date of which is referred to herein as the "Notice
 ---------------                                                      ------
Date") specifying (i) the total amount payable to Issuer on the exercise of the
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Option in respect of the Option Shares and (ii) a place and date (the "Closing
                                                                       -------
Date") not earlier than three business days nor later than 10 business days from
----
the Notice Date for the closing of such purchase (the "Closing"); provided, that
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if a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or prior notification to or approval of any
                          -------
other regulatory authority in the U.S. or elsewhere is required in connection with such purchase, Grantee and Issuer, as required, promptly after the giving of the Exercise Notice, shall file any and all required

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notices, applications or other documents necessary for approval and shall expeditiously process the same and in such event the period of time referred to in clause (ii) shall commence on the date on which Grantee furnishes to Issuer a supplemental written notice setting forth the Closing Date, which notice shall be furnished as promptly as practicable after all required notification periods shall have expired or been terminated and all required approvals shall have been obtained and all requisite waiting periods shall have passed; and provided,
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further, that if a preliminary or permanent injunction or other order by a court
-------
of competent jurisdiction prohibiting or otherwise restraining the issuance of the Option Shares hereunder (an "Option Order") shall be in effect, the period
                                 ------------
of time referred to in clause (ii) shall commence on the date on which Grantee furnishes to Issuer a supplemental written notice setting forth the Closing
Date, which notice shall be furnished as promptly as practicable after such injunction or order shall have ceased to be in effect. Each of Grantee and the Issuer agree to use its best reasonable efforts to cooperate with and provide information to Issuer or Grantee, as the case may be, with respect to any required notice or application for approval to such regulatory authority.

          (e)  Payment of Purchase Price.  At the Closing, Grantee shall pay to
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Issuer the aggregate Option Price for the Option Shares in immediately available funds by a wire transfer to a bank account designated by Issuer; provided, that
                                                                 --------
failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

          (f)  Delivery of Common Stock.  At the Closing, simultaneously with
               ------------------------
the payment of the purchase price by Grantee, Issuer shall deliver to Grantee or such other person as Grantee may nominate in writing, a certificate or certificates representing the number of Option Shares purchased by Grantee. If at the time of issuance of the Option Shares hereunder, the Issuer shall have issued any rights or other securities which are attached to or otherwise associated with the Common Stock, then each Option Share shall also represent such rights or other securities with terms substantially the same as, and at least as favorable to the Grantee as, are provided under any shareholder rights agreement or similar agreement of the Issuer then in effect.

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

          (g)  Restrictive Legend.  Certificates for Common Stock delivered at
               ------------------
the Closing may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended. In addition, such certificates shall bear any other legend as may be required by applicable law.

          (h)  Ownership of Record; Tender of Purchase Price; Expenses.  Upon
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the tender of the applicable purchase price in immediately available funds
(following the giving of the Exercise Notice) at the Closing, Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer may then be closed or that certificates representing such shares of Common Stock may not have been delivered to Grantee. Issuer shall pay all expenses, and any and all federal, national, state, provincial and local taxes and other charges worldwide that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee or its permitted assignee.

          3.  Covenants of Issuer.  In addition to its other agreements and
              -------------------
covenants herein, Issuer agrees:

          (a)  Shares Reserved for Issuance.  To maintain, free from preemptive
               ----------------------------
     rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Issuer, and to issue the appropriate

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

     number of shares of Common Stock pursuant to the terms of this Agreement;

          (b)  No Avoidance.  Not to avoid or seek to avoid (whether by charter
               ------------
     amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by Issuer; and

          (c)  Further Assurances.  Promptly after the date hereof to take all
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     actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notification to or approval of any other regulatory authority in the U.S. or elsewhere is necessary before the Option may be exercised, to use its best reasonable efforts to cooperate with Grantee in preparing and processing the required notices or applications) in order to permit Grantee to exercise the Option and purchase Option Shares pursuant to such exercise and to take all action necessary to protect the rights of Grantee hereunder, including any adjustments equitably required to give effect to the intentions of the parties set forth in Section 1(b) and Section 7.

          4.  Representations and Warranties of Issuer. Issuer hereby represents
              ----------------------------------------
and warrants to Grantee as follows:

          (a)  Merger Agreement.  Issuer hereby makes each of the
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     representations and warranties contained in Sections 5.1.2.1 and 5.1.4 of the Merger Agreement as they relate to Issuer and this Agreement, as if such representations and warranties were set forth herein.

          (b) Corporate Authority.  Issuer hereby represents and warrants to
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     Grantee that Issuer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement have been duly authorized by all necessary corporate action on the part of Issuer, and, assuming

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

     the due authorization, execution and delivery of this Agreement by Grantee, constitutes a valid and binding agreement of Issuer enforceable against Issuer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c)  Shares Reserved for Issuance; Capital Stock. The Option Shares
               -------------------------------------------
     issuable in accordance with the terms of this Agreement have been duly reserved for issuance by Issuer and upon any issuance of such shares in accordance with the terms hereof, such Option Shares will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of any lien, pledge, security interest, claim or other encumbrance (other than those created by this Agreement) and not subject to any preemptive rights.

          (d)  Takeover Statutes.  Issuer's board of directors has taken all
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     appropriate and necessary actions such that Section 203 of the DGCL is inapplicable to the execution and delivery of this Agreement and to the consummation of the transactions contemplated hereby. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") as in effect on
                                             ----------------
     the date hereof is applicable to the execution and delivery of this Agreement, the Common Stock issuable hereunder or to the other transactions contemplated by this Agreement. No anti-takeover provision contained in Issuer's certificate of incorporation or its by-laws is applicable to the execution and delivery of this Agreement, the Common Stock issuable hereunder or to the other transactions contemplated by this Agreement.

          5.  Representations and Warranties of Grantee. Grantee hereby
              -----------------------------------------
represents and warrants to Issuer that: (a) Grantee has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement have been duly authorized by all necessary corporate action on the part of Grantee, and, assuming the due authorization,

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

execution and delivery of this Agreement by Issuer, constitutes a valid and binding agreement of Grantee enforceable against Grantee in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and (c) Grantee is acquiring the Option after Grantee has been afforded the opportunity to obtain, and has obtained, sufficient information regarding Issuer to make an informed investment decision with respect to Grantee's purchase of the Option Shares issuable upon the exercise thereof, and, if and when Grantee exercises the Option, it will be acquiring the Option Shares for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

          6.  Replacement.  Upon (i) receipt by Issuer of evidence reasonably
              -----------
satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, (ii) receipt by Issuer of reasonably satisfactory indemnification in the case of loss, theft or destruction and (iii) surrender and cancellation of this Agreement in the case of mutilation, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by any person other than the holder of the new Agreement.

          7.  Adjustments.  In addition to (but without duplication of) the
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adjustment to the total number of Option Shares pursuant to Section 1(b) and the adjustment to the Option Price pursuant to Section 1(c), the total number of Option Shares purchasable upon the exercise of the Option hereof and the Option Price shall be subject to adjustment from time to time as follows:

          (a) In the event of any change in the outstanding shares of Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, extraordinary dividends or distributions, exchanges of shares or the like, the type and number of Option Shares purchasable upon exercise of the Option shall be appropriately adjusted, and proper provision shall be made in the agreements

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

     governing any such transaction, so that (i) Grantee shall receive upon exercise of the Option the number and class of shares, other securities, property or cash that Grantee would have received in respect of the Option Shares purchasable upon exercise of the Option if the Option had been exercised and such Option Shares had been issued to Grantee immediately prior to such event or the record date therefor, as applicable; and (ii) in the event any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of Option Shares purchasable upon exercise of the Option shall be increased so that, after such issuance the number of Option Shares so purchasable equals the Maximum Applicable Percentage of the number of shares of Common Stock issued and outstanding immediately after the consummation of such change; and

          (b) Whenever the number of Option Shares purchasable upon exercise hereof is adjusted as provided in this Section 7, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

          8.  Registration.  (a)  Upon the occurrence of a Triggering Event,
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Issuer shall, at the request of Grantee included in the Exercise Notice, as promptly as practicable prepare, file and keep current a shelf registration statement under the Securities Act covering all Option Shares issued and issuable pursuant to the Option and shall use its best reasonable efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any Option Shares issued upon exercise of the Option in accordance with any plan of disposition requested by Grantee; provided, however, that Issuer may postpone or suspend the filing or
         --------  -------
effectiveness of a registration statement relating to a registration request by Grantee under this Section 8 for a period of time (not in excess of 30 days) if such filing or effectiveness would require the disclosure of material information that Issuer has a bona fide business purpose for preserving as
                              ---- ----
confidential or would cause Issuer, at a time when Issuer is otherwise in compliance with all its obligations under this

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

Section 8, to be in violation of the federal securities laws or the rules and regulations thereunder. Issuer will use its best reasonable efforts to cause such registration statement first to become effective and then to remain effective for 270 days or until such earlier date as all shares registered shall have been sold by Grantee. In connection with any such registration, Issuer and Grantee shall provide each other with representations, warranties, indemnities, contribution and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Issuer shall become a party to one underwriting agreement (the managing underwriter(s) thereunder being approved by Issuer, such approval not to be unreasonably withheld or delayed) relating to the sale of such shares, but only to the extent of obligating Issuer in respect of representations, warranties, indemnities, contribution and other agreements customarily made by issuers in such underwriting agreements.

          (b) In the event that Grantee so requests, the closing of the sale or other disposition of the Option Shares or other securities pursuant to a registration statement filed pursuant to Section 8(a) shall occur substantially simultaneously with the exercise of the Option.

          9.  Repurchase of Option and/or Option Shares. (a) Repurchase;
              -----------------------------------------      -----------
Repurchase Price.  Following the occurrence of a Triggering Event, (i) at the
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request of Grantee, given in writing within 180 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notification, application or approval or pursuant to a request by Grantee in accordance with Section 11), Issuer shall repurchase the Option from Grantee, in whole but not in part (except as provided in Section 9(c)), at a price (the "Option Repurchase Price") equal to the number of Option Shares then purchasable
 -----------------------
upon exercise of the Option multiplied by the amount by which the market/offer price (as defined below) exceeds the applicable Option Price (giving effect to the Maximum Option Share Price) and (ii) at the request of Grantee, given in writing within 180 days of the occurrence of a Triggering Event (or such later period as provided in Section 2(d) with respect to any required notification, application or approval or pursuant to a request by Grantee in accordance with
Section 11), Issuer shall repurchase all Option Shares then owned by Grantee at a price (the "Option Share Repurchase Price") equal to the
              -----------------------------
number of such Option Shares multiplied by the market/offer price. The term "market/offer price" shall mean the highest of (x) the price per share of Common
 ------------------
Stock at which a tender or exchange offer for Common Stock either has been consummated or at which a Person has publicly announced its intention to commence a tender or exchange offer, after the date of this Agreement and prior to the delivery of the Repurchase Notice (as defined below), and which offer either has been consummated and not withdrawn or terminated as of the date payment of the Option Repurchase Price or the Option Share Repurchase Price, as the case may be, is made, or has been publicly announced and the intention to make a tender or exchange offer has not been withdrawn as of the date payment of the Option Repurchase Price or the Option Share Repurchase Price, as the case may be, is made, (y) the price per share of Common Stock to be paid by any third party pursuant to a valid agreement with Issuer for a merger, share exchange, consolidation or reorganization entered into after the date hereof and on or prior to the delivery of the Repurchase Notice (as defined below) and (z) the average closing price for shares of Common Stock on the NYSE (or, if the Common Stock is not then listed on the NYSE, any other national securities exchange or automated quotation system on which the Common Stock is then listed or quoted) for the twenty consecutive trading days immediately preceding the delivery of the Repurchase Notice. In the event that a tender or exchange offer is made for the Common Stock or an agreement is entered into for a merger, share exchange, consolidation, recapitalization, reorganization or similar transaction involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall (I) if such consideration is in securities and such securities are listed on a national securities exchange, be determined to be the average closing price for such securities on such national securities exchange for the twenty consecutive trading days immediately preceding the delivery of the Repurchase Notice or (II) if such consideration is not securities, or if in securities and such securities are not traded on a national securities exchange, be determined in good faith by a nationally recognized investment banking firm selected by Issuer.

          (b)  Method of Repurchase.  Grantee may exercise its right to require
               --------------------
Issuer to repurchase the Option, in whole but not in part, or all Option Shares then owned by Grantee pursuant to this Section 9 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for such Option Shares, as applicable, accompanied by a written notice or notices stating that Grantee elects to require Issuer to repurchase the Option or such Option Shares in accordance with the provisions of this Section 9 (such notice, a "Repurchase Notice"). As promptly as practicable, and in any event within 2
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business days after the surrender of this Agreement or certificates representing
Option Shares, as applicable, and the receipt of the Repurchase Notice relating thereto, Issuer shall deliver or cause to be delivered to Grantee the applicable Option Repurchase Price or the Option Share Repurchase Price.

          (c)  Effect of Statutory or Regulatory Restraints on Repurchase.  To
               ----------------------------------------------------------
the extent that, upon or following the giving of a Repurchase Notice, Issuer is prohibited under applicable law or regulation from repurchasing the Option or any Option Shares subject to such Repurchase Notice (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Issuer shall immediately so notify Grantee in writing and thereafter deliver or cause to be delivered, from time to time, to Grantee the portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is no longer prohibited from delivering, within 2 business days after the date on which it is no longer so prohibited; provided,
                                                                     --------
however, that upon notification by Issuer in writing of such prohibition,
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Grantee may, within 5 days of receipt of such notification from Issuer, revoke in writing its Repurchase Notice, whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to Grantee that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver to Grantee, as appropriate, (A) with respect to the Option, a new stock option agreement evidencing the right of Grantee to purchase that number of Option Shares for which the surrendered stock option agreement was exercisable at the time of delivery of the Repurchase Notice less the number of shares as to which the Option Repurchase Price has theretofore been delivered to Grantee, or (B) with respect to Option Shares, a certificate for the Option Shares as to which the Option Share Repurchase Price has not theretofore been delivered to Grantee. Notwithstanding anything to the contrary in this

Agreement, including, without limitation, the time limitations on the exercise of the Option, Grantee may give notice of exercise of the Option for 180 days after a notice of revocation has been issued pursuant to this Section 9(c) and thereafter exercise the Option in accordance with the applicable provisions of this Agreement.

          (d) Acquisition Transactions.  In addition to any other restrictions
              ------------------------
or covenants, Issuer hereby agrees that, in the event that Grantee delivers a Repurchase Notice, it shall not enter or agree to enter into an agreement or series of agreements relating to a merger with or into or the consolidation with any other person or entity, the sale of all or substantially all of the assets of Issuer or any similar transaction or disposition unless the other party or parties to such agreement or agreements agree to assume in writing Issuer's obligations under Section 9(a) and, notwithstanding any notice of revocation delivered pursuant to the proviso to Section 9(c), Grantee may require such other party or parties to perform Issuer's obligations under Section 9(a) unless such party or parties are prohibited by law or regulation from such performance, in which case such party or parties shall be subject to the obligations of the Issuer under Section 9(c).

          10.  Right of First Refusal.  If the Grantee, at any time prior to the
               ----------------------
earlier of (a) the occurrence of a Change in Control Event (as defined below) or
(b) the second anniversary of the termination of the Merger Agreement, seeks to sell all or any part of the Option Shares (i) in a transaction registered under the Securities Act (other than in a registered public offering in which the underwriters are instructed to make a broad public distribution) or (ii) in a transaction not required to be registered under the Securities Act (other than in a transfer (a) by operation of law upon consummation of a merger or (b) as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of the Issuer), it shall give the Issuer (or a designee of the Issuer) the opportunity, in the following manner, to purchase such Option Shares:

          (a) The Grantee shall give notice to the Issuer in writing of its intent to sell Option Shares (a "Disposition Notice"), specifying the
                                      ------------------
     maximum number of Option Shares to be sold, the price and, if applicable, the material terms of any agreement relating thereto.

     For purposes of this Section 10, if the Disposition Notice is given with respect to the sale of the Option Shares pursuant to a tender or exchange offer, it shall be assumed that all Option Shares tendered will be accepted for payment. The Disposition Notice may be given at any time, including prior to the giving of any Exercise Notice.

          (b) The Issuer or its designee shall have the right, exercisable by written notice given to the Grantee within five business days after receipt of a Disposition Notice (or, if applicable, in the case of a proposed sale pursuant to a tender or exchange offer for shares of Common Stock, by written notice given to the Grantee at least two business days prior to the then announced expiration date of such tender or exchange offer (the

     "Expiration Date")if such Disposition Notice was given at least four
     ----------------
     business days prior to such Expiration Date), to purchase all, but not less than all, of the Option Shares specified in the Disposition Notice at the price set forth in the Disposition Notice. If the purchase price specified in the Disposition Notice includes any property other than cash, the purchase price to be paid by the Issuer shall be an amount of cash equal to the sum of (i) the cash included in the purchase price plus (ii) the fair market value of such other property at the date of the Disposition Notice. If such other property consists of securities with an existing public trading market, the average closing price (or the average closing bid and asked price if closing prices are unavailable) for such securities on their principal public trading market for the five trading days ending five days prior to the date of the Disposition Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and at the time of the closing referred to in paragraph (c) below, agreement on the value of such other property has not been reached, the higher of (i) the cash included in the purchase price and (ii) the average closing price of the Common Stock on the NYSE for the five trading days ending five days prior to the date of the Disposition Notice shall be used as the per share purchase price, provided, however, that promptly after the
                                      --------  -------
     closing, the Grantee and the Issuer or its designee, as the case may be, shall settle any additional amounts to be paid or returned as a result of the determination of fair market value of such other property made by a nationally recognized investment banking firm selected by the Issuer and approved by the Grantee within thirty (30) days of the closing. Such determination shall be final and binding on all parties hereto. If, at the time of the purchase of any Option Shares by the Grantee (or its designee) pursuant to this Section 10, a tender or exchange offer is outstanding, then the Issuer (or its designee) shall agree at the time of such purchase to promptly pay to Grantee from time to time such additional amounts, if any, so that the consideration received by Grantee with respect to each Option Share shall be equal to the highest price paid for a share of Common Stock pursuant to such tender or exchange offer, or pursuant to any other tender or exchange offer outstanding at any time such tender or exchange offer is outstanding.

          (c) If the Issuer exercises its right of first refusal hereunder, the closing of the purchase of the Option Shares with respect to which such right has been exercised shall take place within five business days after the notice of such exercise (or, if applicable, in the case of a tender or exchange offer, no later than one business day prior to the expiration date of the offer if written notice was given within the time set forth in the parenthetical in the first sentence of paragraph (b) above); provided,
                                                                  --------
     however, that at any time prior to the closing of the purchase of Option
     -------
     Shares hereunder, the Grantee may determine not to sell the Option Shares and revoke the Disposition Notice and, by so doing, cancel the Issuer's right of first refusal with respect to the disposition in question. The Issuer (or its designee) shall pay for the Option Shares in immediately available funds.

          (d) If the Issuer does not exercise its right of first refusal hereunder within the time specified for such exercise, the Grantee shall be free for ninety (90) days following the expiration of such time for exercise to sell up to the maximum number of Option Shares specified in the Disposition Notice, at the price specified in the Disposition Notice or any price in excess thereof and otherwise on substantially the same terms set forth in the Disposition Notice; provided, that if such sale is not
                                      --------
     consummated within
     such 90-day period, then the provisions of this Section 10 will again apply to the sale of such shares.

          (e)  For purposes of the Agreement, a "Change in Control Event" shall
                                                 -----------------------
     be deemed to have occurred if (i) any person has acquired beneficial ownership of more than 50% (excluding the Option Shares) of the outstanding shares of Common Stock or (ii) the Issuer shall have entered into an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Issuer or the acquisition of 30% or more of the assets of the Issuer and its subsidiaries, taken as a whole.

          11.  Extension of Exercise Periods.  The 180-day periods for exercise
               -----------------------------
of certain rights under Sections 2 and 9 (including Section 9(c)) shall be extended in each such case at the request of Grantee to the extent necessary to avoid liability by Grantee under Section 16(b) of the Exchange Act by reason of such exercise.

          12.  Assignment.  Neither party hereto may assign or delegate any of
               ----------
its rights or obligations under this Agreement or the Option to any other person without the express written consent of the other party, except that this Agreement or the Option may be assigned to any direct or indirect wholly owned Subsidiary of Grantee. Any attempted assignment or delegation in contravention of the preceding sentence shall be null and void.

          13.  Filings; Other Actions. Each of Grantee and Issuer will use its
               ----------------------
best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement. Subject to applicable law and the rules and regulations of the NYSE, the Issuer will promptly file an application to have the Option Shares listed on the NYSE and will use its best reasonable efforts to obtain approval of such application; provided, that if the Issuer is
                                                --------
unable to effect such listing on the NYSE by the Closing Date, the Issuer will nevertheless be obligated to deliver the Option Shares upon the Closing Date.

          14.  Specific Performance.  The parties hereto acknowledge that
               --------------------
damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be specifically enforceable through injunctive or other equitable relief.

          15.  Severability; Etc.  If any term, provision, covenant, or
               ------------------
restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that Grantee is not permitted to acquire pursuant to Section 2, or Issuer is not permitted to repurchase pursuant to Section 9, the full number of Option Shares provided in Section 1(a) hereof (as adjusted pursuant to Sections 1(b) and 7 hereof), it is the express intention of Issuer to allow Grantee to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

          16.  Notices.  Notices, requests, instructions or other documents to
               -------
be given under this Agreement shall be in writing and shall be deemed given (i) when sent if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case addressed to a party at the respective addresses of the parties set forth in the Merger Agreement.

          17.  GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL
               ------------------------------------------
BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE. The parties hereby irrevocably submit to the jurisdiction of the Chancery Court of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16, or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF SUCH PARTY HAS BEEN AUTHORIZED BY SUCH PARTY TO REPRESENT, OR, TO THE KNOWLEDGE OF SUCH PARTY, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

          18.  Expenses.  Except as otherwise expressly provided herein or in
               --------
the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that Issuer shall be responsible for all fees and expenses (other than underwriting discounts or commissions and the fees of counsel to Grantee) relating to the registration of securities pursuant to Section 8.

          19.  Entire Agreement, Etc.  This Agreement, the RSC Stock Option
               ---------------------
Agreement, the Confidentiality Agreement and the Merger Agreement (including any exhibits thereto, the NationsRent Disclosure Letter and the RSC Disclosure Letter) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person or entity, other than the parties hereto, and their respective successors and permitted assigns, any rights or remedies hereunder.

          20.  Limitation on Profit.  (a)  Notwithstanding any other provision
               --------------------
of this Agreement, in no event shall Grantee's Total Profit (as hereinafter defined) plus any NationsRent Termination Amount paid to Grantee pursuant to
Section 8.5.2 of the Merger Agreement exceed in the aggregate $35,000,000 (the "Maximum Amount") and, if it otherwise would exceed such amount, Grantee, at its
---------------
sole election, shall either (i) reduce the number of Option Shares subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit, when aggregated with such NationsRent Termination Amount so paid to Grantee shall not exceed the Maximum Amount, taking into account the foregoing actions.

          (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Option Shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which, together with any NationsRent Termination Amount theretofore paid to Grantee, and after giving effect to any election made by Grantee under Section 20(a), would exceed the Maximum Amount; provided, that nothing in this sentence shall
                                 --------
restrict any exercise of the Option permitted hereby on any subsequent date.

          (c)  As used herein, the term "Total Profit" shall mean the aggregate
                                         ------------
amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option or any Option Shares pursuant to
Section 9, less, in the case of any repurchase of Option Shares, Grantee's purchase price for such Option Shares, and (ii) (x) the net cash amounts or the fair market value of any property received by Grantee pursuant to the sale of Option Shares (or (A) any other securities into which such Option Shares are converted or exchanged or (B) any property, cash or other securities received pursuant to adjustments made under Section 7 or delivered pursuant to Section 2(f) ("Additional Property")), but in no case less than the fair market value of such
  -------------------
Option Shares, less (y) Grantee's purchase price for such Option Shares.

          (d)  As used herein, the term "Notional Total Profit" with respect to
                                         ---------------------
the Option Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposal assuming that this Option were exercised on such date for such number of Option Shares and assuming that (i) such Option Shares (or any other securities into which such Option Shares are converted or exchanged) were sold for cash at the closing market price on the NYSE for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and (ii) the Additional Property is disposed of for fair market value.

          21.  Captions.  The Section and paragraph captions herein are for
               --------
convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the day and year first hereinabove written.


                         NATIONSRENT, INC.



                         By: /s/ James L. Kirk
                             ---------------------------
                             Name:   James L. Kirk
                             Title:


                         RENTAL SERVICE CORPORATION



                         By: /s/ Martin R. Reid
                             ----------------------------
                             Name:   Martin R. Reid
                             Title: